ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT dated September 9, 1999, is between AXP Market Advantage Series, Inc., a Minnesota corporation (the "Corporation"), on behalf of its underlying series funds, AXP International Equity Index Fund, AXP Mid Cap Index Fund, AXP Nasdaq 100 Index Fund, AXP S&P 500 Index Fund and AXP Total Stock Market Index Fund ( each individually a "Fund") and American Express Financial Corporation (the "Administrator"), a Delaware corporation.

Part One: SERVICES

(1) The Fund hereby retains the Administrator, and the Administrator hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, to furnish the Fund continuously with all administrative, accounting, clerical, statistical, correspondence, corporate and all other services of whatever nature required in connection with the administration of the Fund as provided under this Agreement; and to pay such expenses as may be provided for in Part Three hereof; subject always to the direction and control of the Board of Directors (the "Board"), the Executive Committee and the authorized officers of the Fund. The Administrator agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned. The Administrator agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing the Administrator's performance under this Agreement.

(2) The Fund agrees that it will furnish to the Administrator any information that the latter may reasonably request with respect to the services performed or to be performed by the Administrator under this Agreement.

(3) It is understood and agreed that in furnishing the Fund with the services as herein provided, neither the Administrator, nor any officer, director or agent thereof shall be held liable to the Fund or its creditors or shareholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. It is further understood and agreed that the Administrator may rely upon information furnished to it reasonably believed to be accurate and reliable.

Part Two: COMPENSATION FOR SERVICES

(1) The Fund agrees to pay to the Administrator, and the Administrator covenants and agrees to accept from the Fund in full payment for the services furnished, based on the net assets of the Fund as set forth in the following table:


  AXP International Equity Index Fund           AXP Mid Cap Index Fund
       Assets          Annual rate at          Assets         Annual rate at
    (billions)       each asset level       (billions)      each asset level

First     $0.25             0.100%       First     $0.25           0.080%
Next       0.25             0.100        Next       0.25           0.080
Next       0.25             0.095        Next       0.25           0.080
Next       0.25             0.095        Next       0.25           0.080
Next       1.00             0.090        Next       1.00           0.075
Next       3.00             0.085        Next       3.00           0.070
Over       5.00             0.080        Over       5.00           0.065

       AXP Nasdaq 100 Index Fund                AXP S&P 500 Index Fund
       -------------------------                ----------------------
       Assets          Annual rate at          Assets         Annual rate at
    (billions)       each asset level       (billions)      each asset level

First     $0.25             0.060%       First     $0.25           0.080%
Next       0.25             0.060        Next       0.25           0.080
Next       0.25             0.055        Next       0.25           0.080
Next       0.25             0.055        Next       0.25           0.080
Next       1.00             0.050        Next       1.00           0.075
Next       3.00             0.045        Next       3.00           0.070
Over       5.00             0.040        Over       5.00           0.065

   AXP Total Stock Market Index Fund
       Assets          Annual rate at
    (billions)       each asset level

First     $0.25             0.110%
Next       0.25             0.110
Next       0.25             0.105
Next       0.25             0.105
Next       1.00             0.100
Next       3.00             0.095
Over       5.00             0.090

         The administrative fee for each calendar day of each year shall be equal to 1/365th (1/366th in each leap year) of the total amount computed. In the case of the suspension of the computation of net asset value, the administrative fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. As used herein, "net assets" as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

(2) The administrative fee shall be paid on a monthly basis and, in the event of the termination of this Agreement, the administrative fee accrued shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(3) The administrative fee provided for hereunder shall be paid in cash by the Fund to the Administrator within five (5) business days after the last day of each month.

Part Three: ALLOCATION OF EXPENSES

(1)      The Fund agrees to pay:

         (a) Administrative fees payable to the Administrator for its services under the terms of this Agreement.

         (b)      Taxes.

         (c) Fees and charges of its independent certified public accountants for services the Fund requests.

         (d) Fees and expenses of attorneys: (i) it employs in matters not involving the assertion of a claim by a third party against the Corporation, its Directors and officers, (ii) it employs in conjunction with a claim asserted by the Board of Directors against the Administrator, except that the Administrator shall reimburse the Corporation for such fees and expenses if it is ultimately determined by a court of competent jurisdiction, or the Administrator agrees, that it is liable in whole or in part to the Corporation, and (iii) it employs to assert a claim against a third party.

         (e) Fees paid for the qualification and registration for public sale of the securities of the Fund under the laws of the United States and of the several states in which such securities shall be offered for sale.

         (f) Office expenses which shall include a charge for occupancy, insurance on the premises, furniture and equipment, telephone, telegraph, electronic information services, books, periodicals, published services, and office supplies used by the Fund, equal to the cost of such incurred by the Administrator.

         (g)      Fees of consultants employed by the Fund.

         (h) Directors', officers' and employees' expenses which shall include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, and all other benefits paid to or provided for directors, officers and employees, directors and officers liability insurance, errors and omissions liability insurance, worker's compensation insurance and other expenses applicable to the directors, officers and employees, except the Fund will not pay any fees or expenses of any person who is an officer or employee of the Administrator or its affiliates.

         (i) Filing fees and charges incurred by the Corporation in connection with filing any amendment to its articles of incorporation, or incurred in filing any other document with the State of Minnesota or its political subdivisions on behalf of the Fund.

         (j)      Organizational expenses of the Fund.

         (k)      One-half of the Investment  Company Institute  membership dues
                  charged  jointly  to  the  American   Express  Funds  and  the
                  Administrator.

         (l) Expenses properly payable by the Fund, approved by the Board.

(2) The Administrator agrees to pay all expenses associated with the services it provides under the terms of this Agreement. Further, the Administrator agrees that if, at the end of any month, the expenses of the Fund under this Agreement and any other agreement between the Fund and the Administrator, but excluding those expenses set forth in (1)(b) of this Part Three, exceed the most restrictive applicable state expenses limitation, the Fund shall not pay those expenses set forth in
         (1)(a) and (c) through (l) of this Part Three to the extent necessary to keep the Fund's expenses from exceeding the limitation, it being understood that the Administrator will assume all unpaid expenses and bill the Fund for them in subsequent months but in no event can the accumulation of unpaid expenses or billing be carried past the end of the Fund's fiscal year.

Part Four: MISCELLANEOUS

(1) The Administrator shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Fund.

(2)      A "full business day" shall be as defined in the Corporation's By-laws.

(3) The Fund recognizes that the Administrator now renders and may continue to render investment advice and other services to other investment companies and persons which may or may not have investment policies and investments similar to those of the Fund and that the Administrator manages its own investments and/or those of its subsidiaries. The Administrator shall be free to render such investment advice and other services and the Fund hereby consents thereto.

(4) Neither this Agreement nor any transaction had pursuant hereto shall be invalidated or in anyway affected by the fact that directors, officers, agents and/or shareholders of the Fund are or may be interested in the Administrator or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of the Administrator are or may be interested in the Fund as directors, officers, shareholders, or otherwise; or that the Administrator or any successor or assignee, is or may be interested in the Fund as shareholder or otherwise, provided, however, that neither the Administrator, nor any officer, director or employee thereof or of the Fund, shall sell to or buy from the Fund any property or security other than shares issued by the Fund, except in accordance with applicable regulations or orders of the U.S. Securities and Exchange Commission.

(5) Any notice under this Agreement shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) The Administrator agrees that no officer, director or employee of the Administrator will deal for or on behalf of the Fund with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit officers, directors or employees of the Administrator from having a financial interest in the Fund or in the Administrator.

(7) The Fund agrees that the Administrator may subcontract for certain of the services described under this Agreement with the understanding that there shall be no diminution in the quality or level of the services and that the Administrator remains fully responsible for the services.

(8) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party. This Agreement shall be governed by the laws of the State of Minnesota.

Part Five: RENEWAL AND TERMINATION

(1) This Agreement shall become effective on the date first set forth above (the "Effective Date") and shall continue in effect from year to year thereafter as the parties may mutually agree; provided that either party may terminate this Agreement by giving the other party notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice.

(2) This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

AXP MARKET ADVANTAGE SERIES, INC.
         AXP International Equity Index Fund
         AXP Mid Cap Index Fund
         AXP Nasdaq 100 Index Fund
         AXP S&P 500 Index Fund
         AXP Total Stock Market Index Fund



By:   /s/Leslie L. Ogg
         Leslie L. Ogg
         Vice President

AMERICAN EXPRESS FINANCIAL CORPORATION



By:   /s/Pamela J. Moret
         Pamela J. Moret
         Vice President